 EXHIBIT 99.1

 SALE OF ROTHSAY TO DARLING INTERNATIONAL INC. EXPECTED TO CLOSE OCTOBER 28, 2013

October 3, 2013 - IRVING, Texas - Darling International Inc. (NYSE: DAR), today announced that the Competition Act condition required to proceed with its previously announced purchase of Rothsay, the rendering and biodiesel division of Maple Leaf Foods Inc., has been satisfied. The Company expects to close the transaction on October 28, 2013, subject to satisfaction of any remaining conditions.

Rothsay is the leading recycler of animal by-products in Canada and provides an essential service for the efficient and environmentally responsible collecting, processing and recapturing of edible and inedible by-products. Rothsay processes raw materials into finished products of fats and proteins. Rothsay has a network of five rendering plants in Manitoba, Ontario and Nova Scotia and a biodiesel operation in Quebec, Canada. Rothsay employs approximately 550 people, who will transition to Darling once the transaction closes.

Darling International Inc. is the largest and only publicly traded provider of rendering and bakery residuals recycling solutions to the nation’s food industry. The Company recycles beef, poultry and pork by-product streams into useable ingredients such as tallow, feed-grade fats, meat and bone meal, poultry meal and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients. These products are primarily sold to agricultural, pet food, leather, oleo-chemical and biodiesel manufacturers around the world. In addition, the Company provides grease trap collection services and sells used cooking oil collection equipment to restaurants.
For additional information on Darling International Inc., visit the Company’s website at http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling International and industry factors affecting it. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Darling International's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the fulfillment of all conditions to the closing of the acquisition of Rothsay, disturbances in world financial, credit, commodities, stock markets and climatic conditions; unanticipated changes in national and international regulations affecting the Company’s products; a decline in consumer confidence and discretionary spending; the general performance of the U.S. and global economies; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs, and poultry, thus affecting available rendering feedstock; risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling International and Valero Energy Corporation including possible unanticipated operating disruptions; risks relating to possible third party claims on intellectual property infringement; economic disruptions resulting from European debt crisis; and continued or escalated conflict in the Middle East, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling International, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling International is under no

News Release October 3, 2013 Page 2

obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact: Melissa A. Gaither, Director Investor Relations	251 O'Connor Ridge Blvd., Suite 300 Irving, TX 75038 Phone: (972) 717-0300